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                                                                 Exhibit 23.1



         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated January 29, 1997 accompanying the financial statements of The Sportsman's Guide, Inc. included in the Registration Statement and Prospectus and accompanying the financial statements and schedule included in the annual report of The Sportsman's Guide, Inc. on Form 10-K for the fiscal year ended December 27, 1996, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of said report included in Form 10-K and to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


                                       /s/ GRANT THORNTON LLP


Minneapolis, Minnesota
July 10, 1997